EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September   , 2010 (the “Effective Date”), between U.S. Aerosapace, Inc., a Delaware corporation (the “Company”) and James Worsham (the “Executive”).

1. Employment.

(a) Subject to the terms and conditions contained herein, the Company agrees to employ the Executive, and the Executive accepts such employment commencing on the Effective Date and continuing for an initial period of one year, subject to extension as mutually agreed between the parties (the “Employment Term”).

(b) The Executive shall have the title of Chief Executive Officer (CEO) of the Company, reporting to the Board of Directors of the Company (the “Board”). Executive shall have the authority and responsibility normally inherent in such capacity in public corporations of similar size and character. In addition, the Board shall nominate Executive to serve as a member of the Board. Executive will devote at least 30 hours per week to the business and affairs of the Company.

(c) So long as the Executive is employed by the Company, Executive shall not, without the written consent of the Company, render or perform services of a business, professional, or commercial nature, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, which is similar to, competitive with, or adverse to the business or welfare of the Company.

(d) Notwithstanding the foregoing, Executive shall have the right to devote a portion of his business time to personal investments, civic commitments, the Southern California Logistics Airport (SCLA) School of Aviation Technology, and other activities related to SCLA that are not competitive with the Company’s business.

2. Location of Employment. The Executive’s principal place of employment shall be at the executive offices of the Company. Provided, however, that the Executive may work out of any other office location within Southern California at Executive’s own expense. The Company shall provide Executive with telephone, computer, secretarial and professional staff support at Company’s expense for any location desired by Executive.

3. Standard Agreements. The Company and Executive shall execute and Executive shall be a party to the Company’s standard form of (a) Indemnification Agreement, (b) Code of Ethics, and (c) Confidentiality Agreement. The Executive shall abide by all of the policies and procedures of the Company applicable to officers, directors and employees of the Company, including all policies forth in the standard Employee Manual.

4. Compensation.

(a) Base Salary. In exchange for full performance of the Executive’s obligations and duties under this Agreement, the Company shall pay the Executive an annual base salary (the “Base Salary”) equal to $100,000.00, payable in installments quarterly or in accordance with the Company’s standard payroll practices. The Base Salary may be modified each anniversary as mutually agreed between the parties. In addition, the Compensation Committee of the Board may at any time, in its sole discretion, increase the Base Salary based upon the performance of the Executive, the financial condition of the Company, and such other factors as the Board determines.

(b) Performance Bonuses. Upon achieving increased sales, revenues, or earnings, entering into sales or strategic cooperation agreements, or other improvements in the business or financial performance of the Company, Executive may receive cash bonuses as the Compensation Committee may, in its sole discretion, determine to be reasonable and appropriate.

(c) Stock Options. On the Effective Date, the Company shall grant the Executive a non-transferable option to purchase two million (2,000,000) shares of common stock of the Company (the “Option”) at a price equal to $.08 per share. Half the Option shall vest in four equal installments of one third (333,333 shares) each, the first 10 days after the Effective Date and the remaining three on each of the first and second anniversaries of the Effective Date, subject to the Executive’s continued employment or Board service through the applicable vesting dates. Half of the Option shall vest pro rata from time to time, upon achieving milestones and performance targets mutually agreed between Executive and the Compensation Committee.

(d) Business Expenses. During the Executive’s employment under this Agreement, the Executive shall be reimbursed by the Company for reasonable, necessary and customary business expenses actually incurred or paid by the Executive, consistent with the policies of the Company, in rendering to the Company the services provided for in this Agreement, upon presentation of expense statements or such other supporting information as is consistent with the policies of the Company. Executive shall be subject to the Company’s travel policy as applicable to senior Company executives, except that Executive shall be entitled to book business class tickets for all international flights.

(e) Employee Benefits. During the Executive’s employment under this Agreement, the Executive shall be entitled to participate in a Company dental plan, and any other benefit plans which may be available from time to time to senior executives of the Company generally.

5. Termination.

(a) If the Executive’s employment is terminated for any reason, the Executive shall be entitled to the Base Salary and reasonable business expenses incurred but not yet reimbursed through the date of such termination. Subject to the Executive’s execution of a general release and waiver in standard Company form, Executive shall also be entitled to the following:

(b) Options. If the Executive’s employment is terminated for any reason, Executive shall be entitled to retain and exercise all vested stock options for a period of three years.

(c) Death or Disability. The employment of the Executive under this Agreement shall terminate on the date of the Executive’s death or disability, in the event that the Executive is unable to discharge his essential job duties by reason of illness or injury. All stock options shall immediately vest in full upon Executive’s death or permanent disability, and Executive or his estate shall be entitled to retain and exercise all stock options for a period of three years.

(d) Cause. The employment of the Executive under this Agreement may be terminated by the Company upon written notice from the Board that Cause exists for termination. For the purposes of this Agreement, the term “Cause” shall mean that the Executive has (i) refused or failed to perform any duties reasonably assigned to the Executive by the Board (consistent with his CEO position), (ii) committed a material breach of the terms of this Agreement or any other legal obligation to the Company, (iii) demonstrated willful misconduct in the execution of the Executive’s duties, (iv) been convicted of or pleaded nolo contendere to a felony involving theft or fraud, (v) misappropriated assets of the Company, (vi) been repeatedly absent from work during Executive’s customary working hours for reasons other than disability, appropriate vacation, or sick time, or (vi) violated the Sarbanes Oxley Act or other federal securities laws.

For the purposes of this Section, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act by Executive that is either based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, and that does not violate law or Executive’s fiduciary obligations to the Company shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

(e) Without Cause. In addition to the circumstances described above, the Company may terminate the Executive’s employment for any reason or no reason and with or without cause or prior notice. If the Executive’s employment is terminated without Cause, the Company shall pay to the Executive an amount equal to the Base Salary that would have been payable to the Executive through the end of the Employment Term or for 90 days, whichever is longer. In addition, all stock options shall immediately vest in full, and Executive shall be entitled to retain and exercise all stock options for a period of three years.

6. Golden Parachute & 162(m) Limitation. The Executive agrees that his payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to him without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, his benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to him, the Executive will repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code (the, “Code”) Section 1274(b)(2)(B). The Company and the Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits the Executive receives. Similarly, the Executive agrees that no payment under this Agreement or any other contract, arrangement, or program shall be made to him if Code Section 162(m) would prevent the Company from receiving a deduction for such payment. If, however, any payment is not made pursuant to the previous sentence, the Company shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment.

7. Company Representation. The Company represents that prior to the Effective Date it has received all necessary Board approval for entering into and executing this Agreement and granting the stock options provided for herein.

8. Executive’s Representations.

(a) The Executive represents that he has full authority to enter into this Agreement and that he is free to enter into this Agreement and not under any contractual restraint which would prohibit the Executive from satisfactorily performing his duties to the Company under this Agreement.

(b) The Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. The Executive is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

9. Arbitration. Any controversy or claim arising out of or relating to this Agreement or any breach hereof or the Executive’s employment by the Company or termination thereof, shall be settled by final and binding arbitration before a retired judge at JAMS (www.jamsadr.com) or its successor in Los Angeles, California, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10. Assignability. This Agreement is personal in nature and the Executive shall not assign or transfer this Agreement or any rights or obligations hereunder. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

11. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the Board to be effective as against the Company.

12. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to Federal, state and local income, employment and social insurance taxes, as shall be required by law.

14. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of the Executive by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment; all prior agreements, promises, representations and understandings relative thereto being herein merged.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

Executive:

James Worsham

Company:

U.S. AEROSPACE, INC.

By:
Its: